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EXHIBIT 10.53

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this April 29, 2025 by and between KORN FERRY (UK) LIMITED, a corporation incorporated under the laws of England whose registered office is at Ryder Court, 14 Ryder Street, London SW1Y 6QB (the “Company”), and LESLEY UREN, an individual (the “Executive”). The parties previously entered into an executive contract of employment dated as of December 15, 2016, as modified by that certain letter agreement dated as of April 14, 2022 (collectively, the “Prior Agreement”). This Agreement is an amendment and complete restatement, and supersedes in the entirety, the Prior Agreement.
1.Employment. Subject to Section 2, the Company agrees to continue to employ Executive and Executive agrees to be so employed by the Company, without interruption, upon the terms and conditions set forth in this Agreement.
2.Term. The term of Executive’s employment under this Agreement shall continue hereunder until terminated in accordance with the terms of this Agreement (the “Term”). The Company may terminate the Term and Executive’s employment, with or without Cause, for any reason or no reason, subject to compliance with this Agreement and applicable law. Executive may terminate the Term and Executive’s employment at any time, for any or no reason, with or without Good Reason, subject to compliance with this Agreement and applicable law. Executive’s employment under the Prior Agreement counts as part of Executive’s continuous employment with the Company for the purposes of the Employment Rights Act 1996.
3.Position, Duties and Responsibilities.
(a)Executive will serve as Chief Executive Officer, Consulting, of the Company’s parent company, Korn Ferry, a Delaware corporation with its principal offices in Los Angeles, California (“Parent”), with duties and responsibilities customary to such office and shall report to Parent’s Chief Executive Officer (the “CEO”). The Company, Parent, and any subsidiaries of the Company or Parent and any other “associated employer” (as such term is defined in the Employment Rights Act of 1996) shall each be a “Group Company” for the purposes of this Agreement. At the request of the CEO, Executive will serve as an officer or director of any Group Company without additional compensation. Executive will devote substantially all of Executive’s business time and attention to the performance of Executive’s obligations, duties and responsibilities under this Agreement. Subject to Group Company policies applicable to senior executives generally, and with the specific approval of Parent’s Chief Executive Officer, Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with Executive’s obligations to, or Executive’s ability to, perform the normal duties and functions of Executive pursuant to this Agreement. Executive shall be subject to, and comply with, all Group Company policies covering Executive, including, without limitation, Parent’s clawback policy as in effect from time to time.
(b)Executive will work from Ryder Court, 14 Ryder Street, London SW1Y 6QB, (which is Executive’s place of work at the date of this Agreement) or such other place in the United Kingdom as the Company may require. Executive will travel to and work from such places (whether in or outside the United Kingdom) by such means and on such occasions as the Company may from time to time require, although Executive will not be required to work outside the UK for any continuous period of more than one month during the term of the

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Executive’s employment unless the Company notifies the Executive otherwise, at which point the Executive will be provided with additional terms that apply to the foreign work. Executive’s normal hours of work are between 9:00 a.m. and 5:30 p.m. Mondays to Fridays inclusive, but Executive may be required to work such additional hours as may be necessary for the proper and efficient performance of their duties. The parties understand and agree that the nature of Executive’s position is such that the Executive’s employment is not and cannot be measured and, accordingly, Executive’s employment falls within the scope of Regulation 20 of the Working Time Regulations 1998 (the “Regulations”). If, contrary to the understanding of the parties, Executive’s employment does not fall within the scope of Regulation 20, Executive agrees to opt out of Regulation 4(1) which limits the average working week (calculated in accordance with the Regulations) of each worker to a maximum of 48 hours.
4.Compensation. In consideration of Executive’s services to the Company and any Group Company pursuant to this Agreement, Executive’s compensation during the Term shall be as follows:
(a)Base Salary. Effective February 6, 2025, Executive shall be entitled to receive a base salary of £37,500 per month (Executive’s “Base Salary”) (£450,000 on an annualized basis, Executive’s “Annual Base Salary”), which shall accrue from day to day and be paid in accordance with the Company’s regular payroll practices. The Board of Directors of Parent (the “Board”) and/or the Compensation and Personnel Committee of the Board (the “Compensation Committee”), acting in its discretion, may increase Executive’s Base Salary at any time, but such Base Salary may not be decreased unless the Board and/or the Compensation Committee implements an across-the-board reduction in compensation for all “named executive officers” of Parent (as defined under Item 402 of Regulation S-K and to the extent employed by the Group Company at that time), in which case Executive’s compensation shall be ratably reduced. The Company may deduct from the Base Salary or other payments due to the Executive any money which the Executive owes to the Company or any Group Company at any time.
(b)Annual Cash Incentive Award. Beginning with Parent’s fiscal year beginning in 2024, Executive will participate in Parent’s annual cash incentive plan established for senior executives with an annual target cash award equal to 100% of the Annual Base Salary, with the ability to earn up to a maximum cash award equal to 200% of the Annual Base Salary; provided, however, that for such fiscal year, such award shall be pro-rated based on the portion of the year Executive served as Chief Executive Officer, Consulting and the portion of the year during which the Executive was President, EMEA Consulting. Executive’s annual cash incentive award will be payable at such time as annual cash incentive awards are paid to executive officers generally, but not later than 120 days after the end of the fiscal year for which such award is earned. The annual performance targets for the cash award shall be set by the Board and/or the Compensation Committee. Any cash award shall not be pensionable.
(c)Equity Incentive Program. Executive shall be awarded, subject to the approval of the Compensation Committee, equity incentives with respect to shares of Parent’s common stock (“Shares”), which shall be granted under the Korn Ferry Amended and Restated 2022 Stock Incentive Plan, as the same may be amended from time to time (or a successor plan). Such annual equity incentives shall be awarded at the same time annual equity grants are awarded to Parent’s other executive officers, beginning with grants following the end of Parent’s fiscal year ending on April 30, 2025. The terms of any equity incentives granted shall be set by the Compensation Committee in its discretion based on the performance of Parent and Executive.
5.Employee Benefit Programs and Perquisites.

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(a)General. Executive will be eligible to participate in such employee benefit plans, arrangements and programs maintained by the Company from time to time for the benefit of its employees generally in accordance with their terms and conditions.
(b)Reimbursement of Business Expenses. Executive is authorized to incur and be reimbursed for reasonable expenses in accordance with the Company’s written policy in carrying out Executive’s duties and responsibilities under this Agreement.
(c)Pension. Executive shall be entitled to (subject to the rules applicable thereto) continue to participate in the contributory pension plan sponsored by Korn Ferry (UK) Limited in place from time to time or to elect to receive a separate payment equivalent to, and in lieu of, some or all of the Company’s contribution to such pension plan as set forth in the following sentence. The Company will contribute 7% of the Base Salary, which will increase to 9% of the Base Salary effective as of August 21, 2027. The Executive may make contributions up to a maximum of the HM Revenue & Customs (“HMRC”) limits as are in force from time to time in accordance with applicable law.
(d)Holidays. Executive shall be entitled to take 28 working days of paid leave (in addition to the usual eight English public holidays) in each complete leave year worked (which is the period of 12 months commencing on 1 January each year) to be reduced pro rata during the final year of Executive’s employment under this Agreement. Annual leave will be taken at such time or times as may be approved in advance by the Board. Executive may carry over five days of untaken entitlement to a subsequent leave year and any additional untaken entitlement cannot be carried over, unless Executive has been unavoidably prevented from taking such annual leave by virtue of a period of absence due to sickness, incapacity, statutory maternity or adoption leave. Regulations 15(1) to 15(4) of the Regulations shall not apply to Executive’s employment under this Agreement. On termination of the Executive’s employment for any reason, Executive shall be entitled to receive payment in lieu of any annual leave entitlement which has accrued prior to the day Executive’s employment terminates but is unused and the Company shall be entitled to make a deduction from Executive’s remuneration in respect of annual leave taken in excess of the entitlement accrued prior to the day Executive’s employment terminates, where the payment in lieu or deduction is calculated on the basis of 1/260th of the Annual Base Salary for each day’s holiday.
(e)Sickness. Without prejudice to Section 6(a), provided the Executive complies with the Company’s rules on notification and evidence of absence due to illness or injury (as amended from time to time) and the Executive’s compliance with this Section, the Executive shall be paid Company sick pay during any absence from work due to illness or injury. Company sick pay shall be paid at a rate equivalent to the Base Salary for an aggregate of up to 12 weeks in any rolling 52-week period. Any Company sick pay shall be reduced by the amount of any insurance or other benefit to which the Executive is entitled as a result of the Executive’s incapacity and any sickness or other benefit to which the Executive is entitled under social security legislation for the time being in force. The Company may require the Executive to undergo examinations by medical advisers appointed and approved by the Company. Notwithstanding the foregoing, the Executive shall also be entitled to additional sick pay in accordance with the requirements of UK Statutory Sick Pay (“SSP”).
(f)Other Paid Leave. Details of various forms of statutory leave to which the Executive is legally entitled can be found at: www.gov.uk/browse/employing-people/time-off. These may be supplemented by the Company’s non-contractual policies.
6.Termination of Employment. The following terms shall govern (x) the termination of Executive’s employment, whether or not in connection with the occurrence of a Change in Control, and (y) certain of Executive’s obligations following Executive’s termination

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of employment. For avoidance of doubt, without limiting the applicability of this Section 6, the terms of the Agreement shall not take precedence or control over, or otherwise limit or restrict, any policies or procedures of Parent or the Company, including but not limited to Parent’s Code of Business Conduct and Ethics Parent’s standard form of Agreement to Protect Confidential Information, an executed version of which is attached hereto as Exhibit 1. For the further avoidance of doubt, nothing herein shall prevent the Company from terminating Executive immediately without notice or Payment in Lieu (as defined below) in the event of a termination for Cause.
(a)Death; Disability. If Executive’s employment with the Company terminates by reason of Executive’s death or of Executive’s Disability, then the Company will pay or transfer to Executive’s Nominated Family Trust (“NFT”) (notified to the Company), in the case of Executive’s death, or to Executive or Executive’s guardian (or attorney notified to the Company), in the case of Executive’s Disability, Executive’s Accrued Compensation within 30 days after the Executive’s termination (with the payment date during such 30 day period to be determined by the Company in its sole discretion, except as required by applicable law), and all outstanding equity incentive awards held by Executive (but expressly excluding any performance-based restricted stock unit awards and other performance-based equity compensation awards (collectively, the “Performance Shares”) and Executive’s benefits, if any, under the Executive Capital Accumulation Plan) at the time of Executive’s death or Disability will become fully vested and, to the extent applicable, shall remain exercisable until the earlier of (A) the date that is two (2) years after the date of Executive’s death or termination due to Disability or (B) its originally scheduled expiration date. Additionally, Executive or Executive’s guardian, attorney or NFT, as the case may be, shall be entitled to a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates due to death or Disability (based on the proportion that the number of days of Executive’s actual service to the Company during such fiscal year bears to the number of days in such fiscal year). Executive or Executive’s guardian, attorney or NFT, as the case may be, shall also be entitled to receive the number of Performance Shares that would have been earned if Executive had served the Company for the entire performance period applicable to any Performance Shares (the “Performance Period”) and Parent’s performance during such period had been the target performance for the Performance Period. If Executive’s employment is terminated by either party due to Disability, each party will act in good faith to provide the other with any reasonable advance notice as the circumstances may allow.
(b)Termination by the Company for Cause or Voluntary Termination by Executive. If (i) the Company terminates Executive’s employment summarily with immediate effect for Cause, or (ii) Executive voluntarily terminates Executive’s employment without Good Reason, then the Company shall pay Executive’s Accrued Compensation to Executive through the date Executive’s employment terminates within the time period permitted by applicable law. Upon a voluntary termination by Executive without Good Reason, Executive shall be required to provide 12 months’ prior written notice to the Company; provided, however, that the Company may:
(1)require Executive to take any accrued but unused holiday entitlement during such notice period;
(2)terminate Executive’s employment with immediate effect by notifying the Executive that the Company is exercising its rights under this Section 6(b) and subsequently making to Executive a Payment in Lieu; and/or
(3)following service of notice to terminate the employment, require Executive not to attend work and/or not to undertake all or any of the Executive’s duties hereunder during any such period of notice, provided that the Company shall be obligated to

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continue to pay the Base Salary and contractual benefits during such notice period (“Garden Leave”).
(c)Termination by the Company Without Cause or by Executive for Good Reason Prior to a Change in Control or More Than 24 Months After a Change in Control. If Executive’s employment is terminated prior to a “Change in Control” (as defined in Schedule A), or more than 24 months after the date on which a Change in Control occurs, (i) by the Company without Cause and for a reason other than Executive’s death or Disability or due to a Transition Termination (as defined below), or (ii) by Executive for Good Reason, then the Company shall pay to Executive within 30 days after the Executive’s termination (with the payment date during such 30 day period to be determined by the Company in its sole discretion, except as required by applicable law) Executive’s Accrued Compensation. The Company shall also pay to Executive a pro rata portion of Executive’s annual cash incentive award that Executive would have received for the fiscal year in which Executive’s employment terminates (based on Parent’s actual performance over the entire year and the number of days of Executive’s actual service to the Company during such fiscal year), which pro rata portion will be payable to Executive at the same time bonuses are paid to executives generally for the applicable fiscal year. The Company shall also provide the following additional payments and benefits, provided that where employment is terminated by the Company and the Executive is entitled to statutory minimum notice, the Company shall be entitled to make a Payment in Lieu of the required statutory minimum notice or require Executive to commence a period of Garden Leave for the duration of the notice period and the payments set forth in this Section 6(c) shall be reduced by: (i) the Payment in Lieu; (ii) any entitlement to redundancy or severance under applicable law or any other related policy, that may arise in connection with the termination of Executive’s employment; and (iii) Base Salary and contractual benefits paid during Garden Leave:
(1)The Company shall pay to Executive a cash payment equal to (x) one and one half (1.5) times Executive’s then current Annual Base Salary plus (y) one and one quarter (1.25) times Executive’s then current target annual cash incentive award, payable in equal monthly installments over a period of twelve (12) months after the date Executive’s employment terminates;
(2)Outstanding equity incentive awards held by Executive (other than any Performance Shares) and all of Executive’s benefits under the Executive Capital Accumulation Plan and any other time-vesting long term incentive plan at the time of Executive’s termination that would have vested in the twelve (12) months following the date Executive’s employment terminates (in each case, as if such incentives and benefits permitted proportionate vesting in monthly increments rather than any longer increment) (A) will become fully vested as of the date Executive’s employment terminates and, (B) to the extent applicable, shall remain exercisable until the date that is the earlier of (x) two (2) years after the date Executive’s employment terminates and (y) its originally scheduled expiration date; and
(3)Executive shall receive a number of Performance Shares and/or a payout under any long-term performance-based cash incentive program (as applicable) equal to the product of (A) the Performance Shares and/or cash award that would have been earned if Executive had served the Company for the entirety of any open performance period at the time of Executive’s termination of employment based on Parent’s actual performance over the entire performance period, and (B) a fraction, (x) the numerator of which fraction shall be the sum of (i) the number of days of Executive’s employment during any such performance period and (ii) 365 (provided that the numerator shall not exceed the number of days in the applicable performance period) and (y) the denominator of which fraction shall be the number of days in the applicable performance period, and such Performance Shares and/or cash awards will be payable to Executive at the same time such Performance Shares and/or cash awards are paid to executives generally for the applicable performance period.

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(d)Following a Change in Control, Termination by the Company Without Cause or by Executive for Good Reason. If a Change in Control occurs and, within 24 months after the date on which the Change in Control occurs, Executive’s employment is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, then the Company shall pay to Executive within 30 days after the Executive’s termination (with the payment date during such 30 day period to be determined by the Company in its sole discretion, except as required by applicable law) Executive’s Accrued Compensation. The Company shall also pay Executive a pro rata portion of Executive’s annual cash incentive award that Executive would have received for the fiscal year in which Executive’s employment terminates based on the following: (1) an assumption that all performance goals are achieved at the target level of performance and (2) the number of days of Executive’s actual service to the Company during such fiscal year, which pro rata portion will be payable to Executive within 60 days after the Executive’s termination, and, provided that where employment is terminated by the Company and the Executive is entitled to statutory minimum notice, the Company shall be entitled to make a Payment in Lieu of the required statutory minimum notice or require Executive to commence a period of Garden Leave for the duration of the notice period and the payments set forth in this Section 6(d) shall be reduced by: (i) the Payment in Lieu; (ii) any entitlement to redundancy or severance under applicable law or any other related policy, that may arise in connection with the termination of Executive’s employment; and (iii) Base Salary and contractual benefits paid during Garden Leave:
(1)the Company shall pay to Executive, in the aggregate, a cash payment equal to the sum of two and one-half (2.5) times Executive’s then current Annual Base Salary and two and one-half (2.5) times Executive’s target bonus, payable in equal monthly installments over a period of twelve (12) months after the date Executive’s employment terminates;
(2)all outstanding equity incentive awards held by Executive and all of Executive’s benefits under the Executive Capital Accumulation Plan and any other time-vesting long term incentive plan at the time of Executive’s termination (but expressly excluding any Performance Shares) will become fully vested and, to the extent applicable, shall remain exercisable until the date that is the earlier of (x) two (2) years after the date Executive’s employment terminates and (y) its originally scheduled expiration date; and
(3)Executive shall receive a number of Performance Shares and/or a payout under any long-term performance-based cash incentive program (as applicable) equal to the greater of (i) the Performance Shares and/or cash award that would have been earned if Executive had served the Company for the entirety of any open performance period at the time of Executive’s termination of employment and Parent’s performance during such period had been (x) Parent’s actual performance through the date of the Change in Control and (y) at the target level for the period subsequent to the Change in Control, and (ii) the Performance Shares and/or cash award that would have been earned if Executive had served the Company for the entirety of any open performance period at the time of Executive’s termination of employment and Parent’s performance during such period had been at the target level of performance for the entire performance period.
(e)Transition Termination. If (i) Executive’s employment is terminated by the Company prior to a Change in Control and prior to August 1, 2027 due to the Company having made an offer to a replacement to serve in the Executive’s role or (ii) Executive’s employment is terminated by Executive as a result of the Company, prior to a Change in Control and prior to August 1, 2027, having materially reduced Executive’s duties or responsibilities (provided that Executive must notify the Company within 90 days of such reduction of Executive’s duties and responsibilities of her intention to terminate employment in connection therewith, and the Company shall have 30 days to cure, after which, if such event remains

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substantially uncured, Executive’s employment must terminate within 30 days) (such a termination, in either case, a “Transition Termination”), then the Company shall pay to Executive within 30 days after the Executive’s termination (with the payment date during such 30 day period to be determined by the Company in its sole discretion, except as required by applicable law) Executive’s Accrued Compensation. The Company shall also pay to Executive a pro rata portion of Executive’s annual cash incentive award that Executive would have received for the fiscal year in which Executive’s employment terminates (based on Parent’s actual performance over the entire year and the number of days of Executive’s actual service to the Company during such fiscal year), which pro rata portion will be payable to Executive at the same time bonuses are paid to executives generally for the applicable fiscal year. The Company shall also provide the following additional payments and benefits, provided that where employment is terminated by the Company and the Executive is entitled to statutory minimum notice, the Company shall be entitled to make a Payment in Lieu of the required statutory minimum notice or require Executive to commence a period of Garden Leave for the duration of the notice period and the payments set forth in this Section 6(e) shall be reduced by: (i) the Payment in Lieu; (ii) any entitlement to redundancy or severance under applicable law or any other related policy, that may arise in connection with the termination of Executive’s employment; and (iii) Base Salary and contractual benefits paid during Garden Leave:
(1)All outstanding equity incentive awards held by Executive and all of Executive’s benefits under the Executive Capital Accumulation Plan and any other time-vesting long term incentive plan at the time of Executive’s termination (but expressly excluding any Performance Shares) will become fully vested and, to the extent applicable, shall remain exercisable until the date that is the earlier of (x) two (2) years after the date Executive’s employment terminates and (y) its originally scheduled expiration date; and
(2)Executive shall receive a number of Performance Shares and/or a payout under any long-term performance-based cash incentive program (as applicable) equal to the Performance Shares and/or cash award that would have been earned if Executive had served the Company for the entirety of any open performance period at the time of Executive’s termination of employment based on Parent’s actual performance over the entire performance period, and such Performance Shares and/or cash awards will be payable to Executive at the same time such Performance Shares and/or cash awards are paid to executives generally for the applicable performance period.
(f)Payment in Lieu. For avoidance of doubt, any Payment in Lieu payable under this Agreement shall not include any element in relation to (i) any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made, (ii) any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made, and (iii) any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made. For the avoidance of doubt, the right of the Company to make a payment in lieu of notice does not give rise to any right for the Executive to receive such a payment. The Company may make any Payment in Lieu as one lump sum or in instalments in arrears over the period until the expiry, if it had been served, of the notice period.
(g)Garden Leave. During any period of Garden Leave, neither Parent nor the Company shall be obligated to provide any work to, or vest any powers in, the Executive, who shall have no right to perform any services for any Group Company. During any period of Garden Leave, Executive shall (i) remain an employee and be bound by the terms of this Agreement, (ii) not, without the prior written consent of the Board, attend Executive’s place of work or any other premises of any Gorup Company, (iii) not, without the prior written consent of the Board, have any business contact or dealings with (or attempt to have any business contact or dealings with) any officer, employee, consultant, client, customer, supplier, agent, distributor,

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associate, partner, shareholder, advisor, or other business contact of any Group Company, and (iv) (except during any periods taken as holiday in the usual way) ensure that the Board or a person designated by it knows where Executive will be and how Executive can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Group Company at specified intervals.
(h)Other Programs. Except as otherwise provided in this Agreement, Executive’s entitlements under applicable plans and programs of the Company and/or Parent following termination of Executive’s employment will be determined under the terms of those plans and programs. Executive shall have no rights under this Agreement (or any alleged breach of it), whether on termination of employment (whether lawfully or in breach) or otherwise, to any damages for breach of contract in respect of the loss of any benefits (including pension, healthcare, life assurance, disability, insurance, share option, equity incentive) or any rights (including the grant or vesting of any share options or equity incentives) that Executive may have received had they continued to have been employed by the Company or any Group Company.
(i)Section 4999 “Golden Parachute” Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payments shall be reduced to ensure that no portion thereof will be subject to the deduction limitations of Section 280G of the Code. In the event that any Payments are to be reduced pursuant to this Section 6(i), then the reduction shall be applied as follows: (i) first, on a pro rata basis to Executive’s cash severance payments and Executive’s pro rata annual cash incentive award payment for the year of termination, (ii) second, on a pro rata basis to Executive’s equity incentive awards and (iii) third, to Executive’s benefits under the Executive Capital Accumulation Plan. The determinations to be made with respect to this Section 6(i) shall be made by a qualified accounting or legal professional firm (the “Tax Professional”) jointly selected by Parent and Executive and paid by Parent. The Tax Professional shall be a nationally recognized United States public accounting or law firm. If Executive and Parent cannot agree on the firm to serve as the Tax Professional, then Executive and Parent shall each select one such firm and those two firms shall jointly select such a different firm to serve as the Tax Professional. Absent manifest error, the determinations by the Tax Professional shall be binding upon Parent and Executive.
(j)Conditions to Receipt of Benefits Under Section 6. Notwithstanding anything in this Agreement to the contrary, other than the payment of Executive’s Accrued Compensation through the date of termination of Executive’s employment (“Termination Date”), Executive shall not be entitled to any termination payments or benefits under this Section 6 unless and until Executive (or the representative of Executive’s estate, in the case of termination due to Executive’s death) executes and delivers to the Company, within the applicable time period required by the Company in accordance with applicable law, a unilateral general release of all known and unknown claims against the Group Company and their officers, directors, employees, agents and affiliates in a form acceptable to the Company and which satisfies the conditions regulating settlement agreements under UK law and is customarily used by the Company as at the Termination Date for other UK-based executives of the Company, other than enforcement of any payments or benefits due under Section 6 of this Agreement and other than with respect to vested rights provided under any compensation or benefit plan or rights to indemnification under any Company document or applicable law and such release becomes fully

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effective and irrevocable under applicable law. Additionally, since Executive’s satisfaction of the obligations set forth in this sentence are a condition precedent to Executive’s rights to receive the additional benefits set forth in this Section 6, Executive shall not be entitled to termination payments and benefits under this Section 6 on or after the date, if any, during any period of Garden Leave prior to the Termination Date and during the twelve (12) months following the Termination Date (as applicable) (the “Restricted Period”), that Executive breaches or otherwise fails to comply with any of Executive’s obligations under Section 8(a) or Section 9 under this Agreement. Executive agrees to notify the Company of each employment or consulting engagement Executive accepts during the Restricted Period (including the name and address of the hiring party) and will, upon request by the Company, describe in reasonable detail the nature of Executive’s duties in each such position. Executive acknowledges that any violation of the foregoing restrictions would cause the Group Company irreparable harm and the payments and benefits to be provided under Section 6 are being provided in exchange for Executive’s compliance with the foregoing restrictions during the Restricted Period.
(k)Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth herein:
(1)“Accrued Compensation” means, as of any date, the amount of any unpaid Base Salary and annual cash incentive award earned by Executive through the date of Executive’s death or the termination of Executive’s employment (it being understood and agreed that no portion of the annual cash incentive award described in Section 4(b) payable in respect of a fiscal year shall be deemed earned unless Executive was employed with the Company as of the last day of such fiscal year).
(2)“Cause” shall mean (a) conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or, where applicable, nolo contendere to such charges, (b) reckless or willful behavior or conduct that causes or is reasonably likely to cause the Group Company material harm or injury or exposes or is reasonably likely to expose the Group Company to any material civil, criminal or administrative liability, (c) any material misrepresentation or false statement made by Executive in any application for employment, employment history, resume or other document submitted to the Group Company, either before, during or after employment, or (d) any material violation of the Group Companies’ material written policies or procedures including Parent’s Code of Business Conduct, Code of Business Conduct and Ethics, Non-Harassment and Non-Discrimination Policy, Information Technology Security Policies and Procedures, Policy Statement Regarding Insider Trading, Media Contacts, and Securities Analysts, Policy Statement Prohibiting Payments to Foreign Government Agencies and Officials, Political Parties, Leaders and Candidates, and False Entries in Books and Records, the Korn Ferry Clawback Policy, and the Agreement to Protect Confidential Information which govern all aspects of our professional practice.
(3)“Disability” means any physical or mental condition or impairment which prevents Executive from performing the principal functions of Executive’s duties with the Company that can be expected to result in death or that has lasted or can be expected to last for a period of 90 consecutive days or for shorter periods aggregating 180 days in any consecutive 12 month period, with such determination to be based in part on the medical assessment of an approved medical doctor. For this purpose, an approved medical doctor shall mean a medical doctor selected by the Company and Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall be the approved medical doctor for this purpose.
(4)Executive shall be deemed to have “Good Reason” to terminate Executive’s employment hereunder if, without Executive’s prior written consent, (A) on or after

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August 1, 2027, the Company materially reduces Executive’s duties or responsibilities as Chief Executive Officer, Consulting (except, for avoidance of doubt, in the instance in which the Transition Termination provisions of Section 6(e) apply), (B) the Company materially reduces Executive’s then current Base Salary or target annual incentive award as set forth herein (in each case, other than as part of an across-the-board reduction applicable to all of Parent’s “named executive officers” (as defined under Item 402 of Regulation S-K and to the extent employed by the Company at that time)), or (C) the Company materially breaches a material term of this Agreement. Prior to terminating for Good Reason, Executive shall be required to, within 90 days of the first occurrence of the event giving rise to Good Reason, provide the Company with 30 days advance written notice of Executive’s intention to terminate employment for Good Reason, and the Company shall be permitted to cure any events giving rise to such Good Reason during such 30 day period, after which, if such event remains uncured, Executive’s employment must terminate within 30 days.
7.No Mitigation; No Offset. Executive will have no obligation to seek other employment or to otherwise mitigate the Company’s obligations to Executive arising from the termination of Executive’s employment, and no amounts paid or payable to Executive by the Company under this Agreement shall be subject to offset for any remuneration in which Executive may become entitled from any other source after Executive’s employment with the Company terminates, whether attributable to subsequent employment, self-employment or otherwise except that subsequent employment with an employer providing employee welfare benefit plans shall result in an offset against employee welfare benefits payable by the Company hereunder to the extent of the benefits paid by the new employer.
8.Confidential Information; Cooperation with Regard to Litigation.
(a)Nondisclosure of Confidential Information. During Executive’s employment and thereafter, Executive will not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business in the performance of Executive’s duties hereunder to a person who, to Executive’s knowledge, is obligated to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of Executive’s duties hereunder or when required to do so by law, regulatory obligation or legal process, by any governmental agency having supervisory authority over the business of the Company or any of its Affiliates (as defined below) or by any administrative, regulatory or legislative body (including a committee thereof) (including, for the avoidance of doubt, HMRC) that requires Executive to divulge, disclose or make accessible such information. If Executive is so ordered, to divulge Confidential Information, Executive will give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.
(b)Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means information concerning the business of the Company or any corporation or other entity that, directly or indirectly, controls, is controlled by or under common control with the Company, including, for avoidance of doubt, Parent (each, an “Affiliate”) relating to any of its or their products, product development, trade secrets, customers, suppliers, employees, employee lists, employee skills and information and any other information relating thereto, finances, business plans and strategies. Excluded from the definition of Confidential Information is information (1) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (2) regarding the Company’s or any Affiliate’s business or industry properly acquired by Executive in the course of Executive’s career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Affiliate shall be deemed to be known or available to the public and not to be Confidential Information.

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(c)Exceptions.
(i)Notwithstanding Executive’s obligation not to directly or indirectly disclose or use Confidential Information as outlined in Section 8(a) above, Executive has the right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, supervisory authority, regulator, ombudsman or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made under this Section 8(c)(i) and is (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law under this Section 8(c)(i), Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential Information as to which the Group Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Parent’s General Counsel or other authorized officer designated by the Company.
(ii)For the avoidance of doubt, nothing in this Agreement shall prevent the Executive from:
1)making a protected disclosure under section 43A of the Employment Rights Act 1996 (as amended);
2)reporting a criminal offence or suspected criminal offence to the policy or any law enforcement agency or co-operating with the policy or any law enforcement agency regarding a criminal investigation or prosecution;
3)complying with an order from, or giving evidence to, a court or tribunal of a competent jurisdiction; and
4)making any disclosure as required by law, regulatory obligation, an ombudsman or supervisory authority, including: (i) cooperating with any investigation by HMRC, a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing); (ii) for the purpose of representing themselves at any investigation or proceedings brought by applicable regulatory or professional bodies relating to matters arising from Executive’s employment; or (iii) disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from Executive’s employment or its termination.

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(d)Cooperation in Litigation. Executive will cooperate with the Group Company, during Executive’s employment (and following Executive’s termination of employment for any reason for a period of three years thereafter), by making Executive reasonably available to testify on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such Affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such Affiliate, as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of testimony or assistance (including the fees of any counsel that may be retained by Executive). In addition, if such assistance is provided after Executive’s termination of employment, the Company will pay Executive a per diem rate of $2,000.
9.Noncompetition and Nonsolicitation. In order to protect the Confidential Information, trade secrets and business connections and, in particular, but without limitation, the Group Companies’ client lists and database of prospective clients, the Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that:
(a)during Executive’s employment under this Agreement and for a period of 12 months following the Termination Date (less any period or periods spent on Garden Leave immediately prior to Termination Date), Executive shall not, directly or indirectly, in the Relevant Territory (i) own, manage, operate, sell, control, be employed or engaged by, or participate in the ownership, management, operation, sales or control of any business, entity and/or company that competes or intends to compete with the business of the Company or any Group Company; provided that the foregoing shall not be applicable to the ownership of not more than 1% of the publicly traded equity securities of any of the foregoing or to the indirect ownership of any of the foregoing through the ownership of mutual funds; or (ii) request or advise any of the clients (including prospective clients), vendors or other business contacts of the Group Companies with which Executive had material contact during the 12 months preceding the Termination Date (or, if earlier, the date Executive commences any period of Garden Leave (the “Garden Leave Date”)), or in relation to whom the Executive was in possession of Confidential Information as at the Termination Date (or, if earlier, the Garden Leave Date), to withdraw, curtail, cancel or not increase their business with the Group Company. “Relevant Territory” shall mean any area or territory in which Executive worked during the 12 months preceding the Termination Date or, if earlier, the Garden Leave Date) and/or in relation to which Executive was responsible for, or materially concerned in the supply of services supplied by the Company in the 12 months preceding the Termination Date or, if earlier, the Garden Leave Date). The term “prospective client” as used in this clause shall mean only clients who during the 12 months preceding the Termination Date (or, if earlier, the Garden Leave Date) made an enquiry about the Company’s services or was in negotiations with regard to becoming a client.
(b)during Executive’s employment under this Agreement and for a period of 12 months following the Termination Date (less any period or periods spent on Garden Leave immediately prior to Termination Date), Executive shall not use Confidential Information to (i) induce or solicit, directly or indirectly, or offer to employ or engage any employee of or consultant to the Company or any Affiliate with whom the Executive worked closely in the 12 months preceding the Termination Date (or, if earlier, the Garden Leave Date), to terminate such person’s employment or consulting engagement with the Company or any Affiliate or (ii) solicit or accept any executive search or leadership development/consulting assignment from, or otherwise attempt to provide services then provided by the Company or its Affiliates to, any existing client or prospective client of the Company or its Affiliates or any person who has been a client of the Company or its Affiliates during the preceding two years. The term “client” as

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used in this clause shall mean only clients as to which Executive, at any time during the 12 months preceding the Termination Date (or, if earlier, the Garden Leave Date), had material contact or engagement in activities on behalf of the Company or its Affiliates.
(c)If Executive’s employment is transferred to any firm, company, person or entity (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, Executive will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this Section 9, protecting the confidential information, trade secrets and business connections of the New Employer.
10.Remedies. Each of the obligations in Sections 8 and 9 is an entire, separate and independent restriction on Executive, despite the fact that it may be contained in the same phrase and if any part is found to be invalid or unenforceable, the remainder will remain valid and enforceable. While the restrictions in Sections 8 and 9 are considered by the parties to be fair and reasonable in the circumstances, it is agreed that if any of them should be judged to be void or ineffective for any reason, but would be treated as valid and effective if part of the wording (including part of any defined term) was deleted, they shall apply with such modifications as necessary to make them valid and effective and each defined term shall be deemed to be repeated each time it is used. If Executive commits a material breach of any of the provisions contained in Sections 8 and 9 above, then the Company will have the right to seek injunctive relief to the fullest extent not prohibited by law. Executive acknowledges that such a breach of Section 8 or 9 could cause irreparable injury and that money damages may not provide an adequate remedy for the Company. Nothing contained herein will prevent Executive from contesting any such action by the Company, among other reasons, on the ground that no violation or threatened violation of either such section has occurred.
11.Resolution of Disputes. Each of the parties to this Agreement irrevocably agrees that the courts of England shall have non-exclusive jurisdiction to hear and decide any suit, action or proceeding, and/or to settle any disputes or claims (including non-contractual disputes or claims) which may arise out of or in connection with this Agreement or its subject matter or formation and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of England.
12.Indemnification.
(a)Parent Indemnity and Insurance. If Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer or employee of the Company or any Affiliate or was serving at the request of the Company or any Affiliate as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, then Parent will indemnify Executive and hold Executive harmless to the fullest extent legally permitted or authorized by Parent’s articles of incorporation, certificate of incorporation or bylaws or resolutions of Parent’s Board to the extent not inconsistent with state laws, against all costs, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, except to the extent attributable to Executive’s gross negligence or fraud, and such indemnification shall continue as to Executive even if Executive has ceased to be a director, member, officer, employee or agent of the Company or Affiliate and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company will advance to Executive all reasonable costs and expenses to be

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incurred by Executive in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined by a court or arbitrator under Section 11 hereof that Executive is not entitled to be indemnified against such costs and expenses. The provisions of this section shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to Executive and shall be in addition to any rights of indemnification to which Executive may be entitled under any policy of insurance.
(b)No Presumption Regarding Standard of Conduct. Neither the failure of the Company or Parent (including its Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under the preceding subsection (a) of this section that indemnification of Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company or Parent (including its Board, independent legal counsel or shareholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.
(c)Liability Insurance. Parent will continue and maintain a directors and officers liability insurance policy covering Executive to the extent Parent provides such coverage for any of its other senior executive officers.
13.Data Protection. The Company will collect and process information relating to Executive in accordance with the Company’s privacy notice. Executive must comply with applicable data protection laws and any policies issued by the Company from time to time relating to data protection and/or use of the Company’s communication systems. Executive acknowledges that all data, documents, hardware, software, communications and emails (including copies) created, produced, maintained, stored or sent on or using the Company’s computer systems or equipment (including but not limited to computers and mobile telephones) remain the property of the Company.
14.Disciplinary and Grievance Procedures. Executive is subject to the Disciplinary and Grievance Procedures of the Company, copies of which can be found in the Employee Handbook and are available from the Human Resources department and do not form part of this Agreement. The Company may at any time suspend Executive for no longer than is necessary for the purposes of investigating any allegation of misconduct or neglect against Executive or otherwise to allow the Company to comply with its legal obligations. During such period the Company may impose the same conditions which are applicable during Garden Leave.
15.Compliance with Employment Rights Act 1996. This Agreement contains the statutory particulars of employment which the Company is required to provide to Executive in accordance with the Employment Rights Act 1996. For the purposes of paragraph (c)(iii) of subsection (4) of section 1 of the Employment Rights Act 1996, Executive’s working hours and days are not variable. Save where expressly referred to in this Agreement, there are no particulars to be entered under any of the heads of paragraph (d) or (k) of subsection (4) of section 1 of the Employment Rights Act 1996, or under any of the other paragraphs of subsection (3) or (4) of that section. For the avoidance of doubt, there is no collective agreement which directly affects Executive’s employment.
16.Reconstruction and Amalgamation. If Executive’s employment is terminated at any time in connection with any reconstruction or amalgamation of the Company or any Group Company whether by winding up or otherwise and Executive receives an offer of employment on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement from a concern or undertaking involved in or resulting from such

Execution Version
reconstruction or amalgamation, Executive shall have no claim whatsoever against the Company, any Group Company or any such undertaking arising out of or connected with such termination.
17.Assignment; Binding Nature. With the exception of each Group Company which shall each be deemed to be third-party beneficiaries for the purposes of the Contracts (Rights of Third Parties) Act 1999, no other person other than the parties to this agreement (and their respective successors, heirs (in the case of the Executive) and permitted assigns) shall have any rights under it. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.
18.Representations. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any Agreement between it and any other person, firm or organization. Executive represents and warrants that there is no legal or other impediment which would prohibit Executive from entering into this Agreement or which would prevent Executive from fulfilling Executive’s obligations under this Agreement.
19.Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. This Agreement supersedes the Prior Agreement in its entirety and the Prior Agreement shall be of no further force and effect.
20.Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.
21.Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent not prohibited by law. The parties hereby agree that the court or arbitrator making any such determination shall modify and reform any parts of this Agreement determined to be invalid or unenforceable, to the extent necessary (and not further than necessary), so as to render them valid and enforceable, or if the court or arbitrator cannot so reform such provision, then such part shall be deemed to have been stricken from this Agreement with the same force and effect as if such part or parts had never been included.
22.Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

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23.Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of England and Wales without reference to principles of conflict of laws.
24.Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Any such counterpart may contain one or more signature pages. A copy of this Agreement executed by any party and transmitted by pdf or facsimile shall be binding upon the parties as if executed and delivered in person.
25.Withholding. The Company may withhold from any amounts payable under this Agreement such national, state, local or foreign taxes, including income tax and National Insurance contributions, as shall be required to be withheld pursuant to any applicable law or regulation.
26.Resignation. Upon any termination of Executive’s employment, Executive shall be deemed to have resigned without claim for compensation, to the extent applicable, as an officer of the Company and any of its Affiliates, as a member of the Board and of the board of directors of any of the Company’s Affiliates and as a fiduciary or trustee of any Company or Affiliate benefit plan. On or immediately following the date of any termination of Executive’s employment, if so requested by the Company, Executive shall confirm the foregoing by submitting to the Company a written confirmation of Executive’s resignations. Executive hereby irrevocably appoints the Company to be their lawful attorney in their name and on their behalf to execute any documents and to do any things necessary or desirable to give effect to the obligations under this Section 26. Executive acknowledges in favour of any third party that a certificate in writing signed by any director or secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.
27.Electronic Signature. This Agreement may be executed by electronic signature (whatever form the electronic signature takes as agreed between the parties) and the parties agree that this method of signature is as conclusive of their intention to be bound by this Agreement as if signed by each party’s manuscript signature.
28.Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or by email or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address of the party indicated below or to such changed address as such party may subsequently give such notice of:
If to the Company:    KORN FERRY (UK) LIMITED
Ryder Court, 14 Ryder Street
London SW1Y 6QB
Attention: Legal Team
If to Executive:    at the most recent address for Executive
reflected in the Company’s books and records.

Execution Version

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as a deed on the date first above written.

SIGNED AND DELIVERED as a deed by KORN FERRY (UK) LIMITED, acting by:	) ) )	/s/ Jonathan Merrill Kuai Jonathan Merrill Kuai
in the presence of:

Signature
Name
Address

Occupation
SIGNED AND DELIVERED as a deed by LESLEY UREN	) )	/s/ Lesley Uren
in the presence of:

Signature
Name
Address

Occupation

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SCHEDULE A
DEFINITION OF CHANGE IN CONTROL
For purposes of the foregoing Agreement, a “Change in Control” shall mean any of the following:
(a)an acquisition by any Person (excluding one or more Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or a pecuniary interest (as defined in Section 16a-1(a)(2) of the Exchange Act) in (either comprising “ownership of”) more than 50% of the Common Stock of the Company or voting securities entitled to then vote generally in the election of directors (“Voting Stock”) of the Company, after giving effect to any new issue in the case of an acquisition from the Company; or
(b)consummation of a merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (1) in which all or substantially all of the holders of Voting Stock of the Company hold or receive directly or indirectly 50% or more of the Voting Stock of the entity resulting from the Business Combination (or a parent company), and (2) after which no Person (other than any one or more of the Excluded Persons) owns more than 50% of the Voting Stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that percentage of the Voting Stock of the Company immediately before the Business Combination, and (3) after which one or more Excluded Persons own an aggregate amount of Voting Stock of the resulting entity owned by any Persons who (i) own more than 5% of the Voting Stock of the resulting entity, (ii) are not Excluded Persons, (iii) did not own directly or indirectly at least the same percentage of the Voting Stock of the Company immediately before the Business Combination, and (iv) in the aggregate own more than 50% of the Voting Stock of the resulting entity; or
(c)consummation of the dissolution or complete liquidation of Korn Ferry; or
(d)during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors (excluding any new director designated by a person who has entered into an agreement or arrangement with Korn Ferry to effect a transaction described in clause (a) or (b) of this definition) whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved (all such directors, “Incumbent Directors”), cease for any reason to constitute a majority of the Board; provided that for purposes of this clause (d), any directors elected at any time during 1999 shall be deemed to be Incumbent Directors.
Notwithstanding the above provisions in this Schedule A, no Change in Control shall be deemed to have occurred if a Business Combination, as described in paragraph (b) above, is effected and a majority of the Incumbent Directors, through the adoption of a Board resolution, determines that, in substance, no Change in Control has occurred.
For purposes of this Schedule A, the following defined terms shall have the meanings set forth below:

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“Company” means Korn Ferry, a Delaware corporation, its successors, and/or its Subsidiaries, as the context requires.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Person” means
(i)the Company or any Subsidiary; or
(ii)any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act; or
(iii)any employee benefit plan of the Company; or
(iv)any affiliates (within the meaning of the Exchange Act), successors, or heirs, descendants or members of the immediate families of the individuals identified in part (ii) of this definition.
“Person” means an organization, a corporation, an individual, a partnership, a trust or any other entity or organization, including a governmental entity and a “person” as that term is used under Section 13(d) or 14(d) of the Exchange Act.

EXHIBIT 1
AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION